August 27, 1996

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Wiz Technology, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of August 1996. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Coopers & Lybrand L.L.P.